UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2009

ACCELRYS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27188	33-0557266
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10188 Telesis Court, San Diego, California 92121-1761

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 799-5000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 15, 2009, Accelrys, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Todd Johnson, our former interim President and Chief Executive Officer, pursuant to which Mr. Johnson will serve as the Company’s Senior Vice President of Marketing and Operations reporting to the Company’s President and Chief Executive Officer. Mr. Johnson will be employed on a part-time basis and will receive an annual base salary of $111,000. He will also be eligible for a bonus at a targeted rate of 40% pursuant to the Company’s Fiscal Year 2010 Management Incentive Plan, based upon the achievement of individual and corporate objectives as and when determined by the Company’s Board of Directors and pro-rated for the number of months in fiscal year 2010 during which Mr. Johnson is employed pursuant to the Agreement.

Mr. Johnson originally joined the Company in January 2009, and served as its Interim President and Chief Executive Officer until June 15, 2009. Since the appointment of Max Carnecchia as our new President and Chief Executive Officer on that date, Mr. Johnson has been serving as an advisor to Mr. Carnecchia, as requested by Mr. Carnecchia.

The foregoing description is intended only as a summary of the material terms of the Agreement and is qualified in its entirety by reference to the full Agreement, a copy of which is attached as Exhibit 10.1 of this Form 8-K and which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated July 15, 2009, between Todd Johnson and Accelrys, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ Rick E. Russo
Rick E. Russo
Senior Vice President and Chief Financial Officer

Date: July 15, 2009